Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Venu Holding Corporation (the “Company,” “we, ““us,” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, consisting of our common stock, par value $0.001 per share (the “Common Stock”). The following description of the terms of our Common Stock is not complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”) and our Bylaws (our “Bylaws”; together with our Articles of Incorporation, our “Governance Documents”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

Authorized Common Stock

Under our Articles of Incorporation, we are authorized to issue up to 144,000,000 shares of Common Stock. Our Common Stock is listed on the NYSE American LLC under the ticker symbol “VENU.” Outstanding shares of our Common Stock are validly issued, fully paid, and non-assessable.

Voting Rights

Each holder of our Common Stock is entitled to one vote per share held.

Dividend Policy

We do not currently intend to pay dividends on our Common Stock. The declaration, amount, and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board of Directors (the “Board”), which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, and any other factors that our Board may deem relevant.

No Preemptive Rights

Holders of our Common Stock are not entitled to preemptive rights. Our Common Stock is not subject to any redemption or sinking-fund provisions. All outstanding shares of our Common Stock are fully paid and non-assessable.

Anti-Takeover Effects of Provisions of Our Governance Documents

Certain provisions of our Governance Documents could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. As a consequence, these provisions might also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board, and they might also have the effect of preventing changes in our Board or management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms. Provisions in our Governance Documents that may delay, defer, or discourage takeover attempts are described below.

Director Vacancies

Our Bylaws authorize the Board to fix from time to time the number of directors constituting our Board, provided that we must always have at least one director pursuant to our Articles of Incorporation. Furthermore, our Bylaws authorize the Board to fill director vacancies or newly created directorships. These provisions provide the Board with flexibility and control in determining the size and composition of the Board, which may deter a takeover attempt by challenging an acquirer’s ability to gain control of the Company and diluting any of the acquirer’s influence over the Company.

Special Meetings of Shareholders

Our Bylaws provide that special meetings of our shareholders may only be called by the Board or by shareholders entitled to cast at least 25% of the votes at the meeting. The only business that may be conducted at a special meeting is the business covered by the matter or matters set forth in the notice of the special meeting, which must state the general nature of the business to be transacted.

Advance Notice Requirements

Our Bylaws establish advance notice requirements that shareholders must meet to make any nominations for election to our Board or to submit other business to be acted upon at shareholder meetings. To be timely for purposes of an annual meeting of shareholders, a shareholder’s notice must be received by the Company’s secretary at the Company’s principal executive offices (i) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of shareholders (if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting), or (y) with respect to any other annual meeting of shareholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the tenth day following the date on which the Company first publicly announces the meeting date. To be timely for purposes of a special meeting of shareholders, a shareholder’s notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the special meeting or the tenth day following the Company’s public announcement of the meeting date. Our Bylaws also specify certain requirements as to the form and content of shareholder meetings. These provisions may preclude our shareholders from bringing matters or making nominations for directors at our shareholder meetings.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Colorado Business Corporations Act (the “CBCA”). Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our shareholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or

●	any transaction from which the director derived an improper personal benefit.

Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by the CBCA. Subject to certain limitations and exceptions, our Bylaws require us to advance expenses actually and reasonably incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We believe that these indemnification provisions in our Governance Documents and any indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance. The limitation of liability and indemnification provisions in our Governance Documents may discourage shareholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.